EXHIBIT 10.85

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Sam K. Srivastava, an individual, (“Employee”) and, Magellan Health Services, Inc. on behalf of itself and its present and future subsidiaries and affiliates (collectively referred to herein as “Employer”).

WHEREAS, Employer desires to continue to obtain the services of Employee and Employee desires to continue to render services to Employer; and

WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                      Employment.  Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of one year commencing on September 23, 2013 (the “Start Date”) and, unless terminated earlier in accordance with the terms of this Agreement, ending on September 22, 2014.  Thereafter, this Agreement shall automatically renew for subsequent twelve (12) month periods on each anniversary of the Start Date, unless sooner terminated as provided herein.  If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least ninety (90) days prior to the next upcoming anniversary of the Start Date.  Non-renewal of the Agreement by either party will in all cases result in termination of employment as of close of business on the applicable anniversary of the Start Date.  Employer’s notice of intent not to renew the Agreement shall be deemed to be a termination without Cause and the provisions of Section 6(c) shall apply.

2.                                      Position and Duties of Employee.  Employee will serve as CEO, Magellan Plan Services, reporting to the Chief Executive Officer of Employer (the “CEO”). Employee agrees to serve in such position, or in such other positions as Employer determines from time to time, and to perform the duties that Employer may assign from time to time to Employee, at the same or greater Base Salary level and a similar location, until the expiration of the term or such time as Employee’s employment with Employer is terminated pursuant to this Agreement.

3.                                      Time Devoted.  Employee will devote his full business time and energy to the business affairs and interests of Employer, and will use his best efforts and abilities to promote Employer’s interests.  Employee agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer.

4.                                      Compensation.

(a)                                 Base Salary.  Employer will pay Employee an annual base salary in the amount of $485,000.00, which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee.  Such salary will be subject to review and potential increase by Employer not less than annually.  This base salary, as from time to time increased, is referred to herein as the “Base Salary”.

(b)                                 Benefits.  Employee will be eligible to participate in Employer’s employee benefit plans and programs, as in effect from time to time (such plans and programs, as so in effect, the “Benefit Plans”) commensurate with his position.  Employee will receive separate information detailing the terms of the Benefit Plans and the terms of those plans will control.

(c)                                  Incentives.  Employee also will be eligible to participate in any annual incentive bonus plan and long-term incentive plan applicable to Employee by their terms respectively.  Employee’s target bonus under any annual incentive cash bonus plan shall be not less than 65% of Base Salary.  Employee will also be eligible for a pro-rated annual performance bonus for 2013, payable in March of 2014, as determined in the discretion of the CEO.  Annual and long-term incentive awards, if any, will be determined and paid or granted (unless validly deferred if then permitted by Employer) between January 1 and March 15 of the year following the performance year.  During the term of this Agreement, Employee will be entitled to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his level.

(d)                                 Stock Options.  On October 1, 2013, Employer shall grant to Employee an option to purchase 60,000 shares of the common stock of Employer at fair market value on the date of grant (the “Option”) pursuant to Employer’s 2011 Management Incentive Plan.  One-third of the total number of shares that are subject to the Option shall vest on each of the first three anniversaries of the date of grant, provided that Employee is still employed by Employer on each such vesting date.  The Option and all other options granted Employee by Employer shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Employer executives or otherwise required by law.

(e)                                  Paid Time Off.  Employee shall be entitled to earn and take paid time off consistent with the policies of Employer applicable to its senior executives generally, as in effect from time to time (the “Paid Time Off”).

5.                                      Expenses.  During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable expenditures for travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally, subject to Section 10(a).

6.                                      Termination.

(a)                                 Termination Due to Resignation.  Employee may resign his employment at any time by giving 90 days written notice of resignation to Employer.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee’s termination.

If Employee resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the effective date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested benefits under any Magellan Health Services retirement, deferred compensation or other Benefit Plan, including but not limited to, the vested portion of any equity or long-term incentive awards (as determined in accordance with the terms of those awards) (all of the foregoing, “Final Compensation”).

(b)                                 Termination with Cause.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will be terminated for Cause at the discretion of Employer.  For all purposes under this Agreement, “Cause” means:

(i)                                     Employee is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude;

(ii)                                  Employee’s willful failure or refusal to faithfully and diligently perform duties lawfully assigned to Employee as an officer or employee of Employer or other willful breach of any material term of this Agreement;

(iii)                               Employee’s willful failure or refusal to abide by Employer’s policies, rules, procedures or directives, including any material violation of Employer’s Code of Ethics; or

(iv)                              Employee’s commission of an act of fraud or dishonesty involving his duties on behalf of Employer.

If Employee is terminated pursuant to this Section 6(b), Employer’s only remaining financial obligation to Employee under this Agreement will be for Final Compensation.

For the events described in Sections 6(b) (ii) and (iii), Employer will give Employee written notice of such deficiency and a reasonable opportunity to cure such situation, but in no event more than thirty days.

(c)                                  Termination Without Cause.  Employer may terminate this Agreement without Cause at any time.  In addition, a termination of employment by Employee during the Specified Time as a result of any of the following shall be deemed a “without Cause” termination for the purposes of this Section 6(c):  (i) Employer’s delivery of notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof; (ii) the relocation of Employee’s reporting location to an office which is greater than 50 miles from Employee’s prior office location; (iii) a material diminution in Employee’s position, duties or responsibilities or the assignment to Employee of duties that are materially inconsistent with such position, duties and authority, (iv) Employee no longer reporting to the CEO; or (v) Employer’s material reduction of Employee’s Base Salary to an amount less than the initial Base Salary identified in Section 4(a) of this Agreement (provided, that any reduction with an annualized value of $10,000 or less shall not be deemed material); and further provided, however, that Employee must have given notice to Employer that an event under clause (ii), (iii), (iv) or (v) has occurred and the circumstance must remain uncorrected by Employer after the expiration of 30 days after receipt of such notice.  For purposes of this Section 6(c), the “Specified Time” means 60 days with respect to clauses (ii), (iii), (iv) and (v) and, with respect to clause (i), means the period between delivery of notice of non-renewal by Employer and ending on the date of expiration of this Agreement.  Following a termination of employment without Cause pursuant to this Section 6(c), in addition to Final Compensation, Employer shall continue to pay, in accordance with Employer’s normal payroll practices, but subject to Section 10 hereof, Employee his Base Salary, as in effect at the time of termination, for a period of time equal to twelve (12) months.  Such pay continuation is contingent upon Employee executing Employer’s standard severance agreement, which incorporates a general release, at the time of termination.  If Employee participates in any incentive bonus plan(s), including but not limited to, any long term incentive plan(s), then Employer may pay Employee, on a pro-rata basis, the amount of money that would have been payable to Employee under such plan(s) if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months. In determining whether a pro-rata amount shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of Base Salary), (ii) Employer’s financial performance and (iii) the Employee’s achievement of his specific performance objectives. At the time of termination, Employer shall determine the amount of Employee’s pro-rata payment, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon Employer satisfying the financial targets established by Employer’s Board of Directors (the “Board”).  Payment of any bonus shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b). If Employee or his eligible dependents elect continuation coverage pursuant to the federal law known as “COBRA,” Employer will pay the differences between the full COBRA premium cost and the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period.  Dental and vision coverage under COBRA will be billed at the full COBRA rate.

(d)                                 Automatic Termination.  This Agreement will terminate automatically upon the death or Disability of Employee.  Employee will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his position for such period.  If Employee is terminated pursuant to this Section 6(d), Employee will receive the Final Compensation.  If Employee participates in any incentive bonus plan(s), including but not limited to, any long term incentive plan(s), Employer may pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months.  In determining whether a pro-rata amount shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of Base Salary); (ii) Employer’s financial performance; and (iii) the Employee’s achievement of his specific performance objectives. At the time of termination, Employer shall determine the Employee’s pro-rata amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon Employer satisfying the financial targets established by the Board. Payment of any bonus shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b).

(e)                                  I.  Termination Without Cause by Employer or With Good Reason By Executive In connection With, Or Within Two Years After, A Change In Control:  If (A) Employer terminates this Agreement and Employee’s employment without Cause or (B) if Employee terminates this Agreement and Employee’s employment with Good Reason, in either case in connection with a Change in Control (as defined below) or within two years after a Change in Control, in addition to the Final Compensation, Employee shall receive the following, in lieu of the amounts and benefits described in Section 6(c) and subject to Section 10:

(i)                                     Final Compensation;

(ii)                                  pro-rata target bonus for the year in which termination occurs, payable in a single installment immediately after termination;

(iii)                               2 times the sum of (a) Base Salary plus (b) 100% of the Employee’s target bonus for the year in which termination occurs, payable in a single cash installment immediately after termination;

(iv)                              if Employee or his eligible dependents elect COBRA coverage for health, dental and vision benefits, Employer shall pay Employer’s contributions for health insurance and Employee shall pay Employee’s contributions rate for health, dental and vision insurance for up to eighteen (18) months after termination;

(v)                                 any other amounts earned, accrued or owing to Employee but not yet paid; and

(vi)                              other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of Employer or any affiliate.

II.                                   Definitions pertaining to Section 6(e):

A.                                    Change in Control:  A “Change in Control” of Employer shall mean the first to occur after the date hereof of any of the following events:

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 51% or more of the Voting Stock (as defined below) of Employer;

(ii)                                  the majority of the Board consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by a vote of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

(iii)                               the Board adopts and, if required by law or the certificate of incorporation of the Corporation, the shareholders approve the dissolution of Employer or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of Employer’s assets;

(iv)                              all or substantially all of the assets of Employer are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of Employer immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of Employer, 51% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Employer; or

(v)                                 Employer merges or combines with another company and, immediately after the merger or combination, the shareholders of Employer immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company, provided that in making such determination there shall be excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting Stock of the successor company, any shares owned by Affiliates of such other company who were not also Affiliates of Employer prior to such merger or combination.

B.                                    “Good Reason” shall mean:

(i)                                     a reduction in Employee’s salary in effect at the time of a Change in Control, unless such reduction is comparable in degree to the reduction that takes place for all other employees of Employer of comparable rank, or a reduction in Employee’s target bonus opportunity for the year in which or any year after the year in which the Change of Control occurs from Employee’s target bonus opportunity for the year in which the Change in Control occurs (if any) as established under any employment agreement Employee has with Employer or any bonus plan of Employer applicable to Employee (or, if no such target bonus opportunity has yet been established for Employee under a bonus plan applicable to Employee for the year in which the Change of Control has occurred, the target bonus opportunity so established for Employee for the immediately preceding year, if any);

(ii)                                  a material diminution in Employee’s position, duties or responsibilities as in effect at the time of a Change in Control, or the assignment to Employee of duties that are materially inconsistent with such position, duties and authority, unless in either case such change is made with the consent of the Employee; or

(iii)                               the relocation by more than 50 miles of the offices of Employer which constitute at the time of the Change in Control Employee’s principal location for the performance of his services to Employer;

(iv)                              provided that, in each such case, such event or condition continues uncured for a period of more than 30 days after Employee gives notice thereof to Employer.

C.                                    “Employer” shall include Employer and its current or future subsidiaries and affiliates and any entity that succeeds to all or substantially all of the business of Employer,

D.                                    “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified,

E.                                     “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes that all such Voting Stock is entitled to cast.

(f)                                   Effect of Termination.  Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for (i) the rights and obligations under Sections 4 and 5 and the payment of Final Compensation; (ii) the rights and obligations under Sections 7, 8 and 9; and (iii) all procedural and remedial provisions of this Agreement.

7.                                      Protection of Confidential Information/Non-Competition/Non-Solicitation.  Employee covenants and agrees as follows:

(a)                                 Confidential Information.  During Employer’s employment of Employee and following the termination of Employee’s employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, except at the direction of Employer during the course of Employee’s employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the “Confidential Information” as hereinafter defined).  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge.  The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting Trade Secrets or other information.

(b)                                 Trade Secrets.  Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

For purposes of this Agreement, the following definitions apply:  “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.  It is understood that the term “Confidential Information” does not mean and shall not include information which:

(i)                                     is or subsequently becomes publicly available without the breach of any obligation owed to the Employer;

(ii)                                  is disclosed with the prior written approval of the Employer; or

(iii)                               is obligated to be produced by Employee under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

“Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)                                  Interpretation.  The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information of Employer under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(d)                                 Non-Competition.

(i)                                     Employee covenants and agrees that during the term of his employment with Employer and for a period of one year (or such longer period specified in Section 6(e) for which Employee is entitled to receive severance in the event of termination of Employee’s employment by Employer without Cause or by Employee for Good Reason following a Change in Control of Employer, all as defined in such Section 6(e)) immediately following the termination of said employment for any reason, he or she will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of developing, providing or selling products or services in the United States that are products or services developed, provided or offered by Employer or its subsidiaries and affiliates at the time of the termination of this Agreement (whether such products or services are developed, provided or offered by such other person or entity individually or on an integrated basis with other products or services developed, provided or offered directly by such person or entity or through affiliated persons or entities) unless waived in writing by Employer in its sole discretion. Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates.

(ii)                                  During the one year period immediately following Employee’s termination from his employment with Employer, Employee may submit a written request to Employer outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a determination within ten (10) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

(e)                                  Non-Solicitation.  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its subsidiaries and affiliates, Employee agrees that, for a period of one year (or such longer period specified in Section 6 (e) for which Employee is entitled to receive severance in the event of termination of Employee’s employment by Employer without Cause or by Employee for Good Reason following a Change in Control of Employer, all as defined in such Section 6(e)) immediately following the termination of his employment with Employer, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer, if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation.  For purposes of this Section 7(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services and with whom Employee had, alone or in conjunction with others, contact with or knowledge of, during the twelve months prior to the termination of his employment.  For purposes of this Section 7(c), Employee had contact with or knowledge of a customer if (i) Employee had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Employee obtained or had access to Trade Secrets or Confidential Information about the customer as a result of Employee’s association with Employer or its controlled subsidiaries or affiliates.

(f)                                   Non-Solicitation/Hiring of Employees.  During Employer’s employment of Employee and for a period of one year (or such longer period specified in Section 6(e) for which Employee is entitled to receive severance in the event of termination of Employee’s employment by Employer without Cause or by Employee for Good Reason following a Change in Control of Employer, all as defined in such Section 6(e)) following the termination of Employee’s employment with Employer for any reason, Employee will not solicit for employment or hire, directly or indirectly, any employee of Employer or any of its subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Employee’s termination.

8.                                      Work Made for Hire.  Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Employee within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries or affiliates, shall be deemed to have been made or developed by Employee solely for the benefit of

Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer.  In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

9.                                      Property of Employer.  Employee agrees that, upon the termination of Employee’s employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

10.                               Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (such Section and such regulations and guidance, collectively, “Section 409A”).  Certain provisions of this Section 10 modify other provisions of this Agreement.  If the terms of this Section 10 conflict with other terms of the Agreement, the terms of this Section 10 control.

(a)                                 Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)                                     Accrued Payments at Termination.  Sections 6(a) — (e) of this Agreement require payment of amounts earned but unpaid or accrued at the date of Employee’s termination.  Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements but in no event more than 30 days after Employee’s termination of employment (subject to Section 10(d)).  Notwithstanding the foregoing, amounts payable under any plan, program or arrangement that is exempt from Section 409A shall be payable in accordance with the terms of such plan, program or arrangement.

(ii)                                  Expense Reimbursements.  Any payment under Section 5 or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense.

(iii)                               Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 10(b), (c) and (d) below.

(iv)                              No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Employee shall have no right to elect in which year the payment will be made, and Employer’s determination of when to make the payment shall not be influenced in any way by Employee.

(b)                                 Special Rules for Severance Payments.  In the case of payments in the nature of salary continuation required under Section 6(c) (“Pre-CiC Severance Payments”) and severance payable under Section 6(e) I. (iii) (the “CiC Severance Payments” and, with the “Pre-CiC Severance Payment, the “Severance Payments”), the following rules will apply:

(i)                                     Separate Payments.  Each monthly installment of the Pre-CiC Severance Payments shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A.  The portion of the CiC Severance Payments that exceeds the Pre-CiC Severance Payments (or the present value thereof, if such present valuing is required to comply with Section 409A), including the part attributable to inclusion of Target Bonus in the calculation of CiC Severance Payments as compared to Pre-CiC Severance Payments, shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A (such excess, the “Separate Lump Sum”).

(ii)                                  Severance Payment Timing Rules.  Each installment of Pre-CiC Severance Payments shall be treated as follows for purposes of Section 409A:

(A)                               Installments payable during the year of termination and by March 15 of the year following the year in which termination occurs shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(B)                               Installments payable during the period within six months after termination, to the extent not covered by Section 10(b)(ii)(A), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(C)                               To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B), installments payable as Pre-CiC Severance Payments shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied, to the extent consistent with Section 409A, in the reverse order of payment of the installments, that is, to the latest installments first); and

(D)                               All installments of the Pre-CiC Severance Payment not covered by Section 10(b)(ii)(A), (B) or (C) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 10(d).

The portions of the CiC Severance Payments that correspond to the Pre-CiC Severance Payments (that is, deemed to be the same payment for purposes of Section 409A) shall be governed by Section 10(b)(ii)(A) — (D) above, provided that amounts of the CiC Severance Payments corresponding to Pre-CiC Severance Payments covered by Section 10(b)(ii)(A), (B), and (C) above shall be payable as a lump sum within five days after termination of employment.   The Separate Lump Sum shall be treated as follows for purposes of Section 409A:

(E)                                The Separate Lump Sum shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(F)                                 To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B) and (C), the Separate Lump Sum, to the extent not covered by Section 10(b)(ii)(E), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion; and

(G)                               Any portion of the Separate Lump Sum not covered by Section 10(b)(ii)(E) and (F) shall be paid within five days after the qualifying termination of employment in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule and other provisions of Section 10(d).

Any portions of the CiC Severance Payments corresponding to Pre-CiC Severance Payments governed by Section 10(b)(ii)(D) shall be payable in a lump sum within five days after the qualifying termination of employment if such termination has occurred within two years following a change in the ownership of Employer, a change in effective control of Employer, or a change in the ownership of a substantial portion of the assets of Employer as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”), and in any other case shall be payable at the applicable time under Section 10(b)(ii)(D).

(c)                                  Special Rules for Other Payments.  With respect to amounts payable under Section 6(e) I.1 (ii) of this Agreement (incentive awards), the following rules will apply:

(i)                                     Separate Payments.  The amount payable thereunder shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in any separately identifiable plan or arrangement for purposes of Section 409A).

(ii)                                  Payment Timing Rules.  A payment referenced in Section 10(c)(i) shall be payable as a lump-sum payment within five days after termination of employment if and to the extent that (A) the separate payment constitutes a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 10(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 10(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits), and (D) the six-month delay rule in Section 10(d) does not apply to the separate payment (except as otherwise provided in Section 10(c)(iii)).  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 10(d), subject to Section 10(c)(iii).  Any delay in payment under the six-month delay rule shall not limit Employee’s rights under this Agreement to not forfeit a specified item of compensation as a result of Employee’s termination.

(iii)                               Payments of 409A Deferrals For a Termination Not Within Two Years After a 409A Change in Control.  If a payment referenced in Section 10(c)(ii) is a direct payment or a substitute or replacement for a right to payment (the “Original Payment Right”) that constitutes a deferral of compensation under Section 409A, and if either (A) the Change in Control does not involve a 409A Change in Control, or (B) Employee’s termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, then such payments (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to a separation from service under the terms of the Original Payment Right, subject to Section 10(d).   If in no circumstances was such payment payable upon a separation from service under the Original Payment Right, then this Section 10(c)(iii) shall not apply.

(d)                                 Six-Month Delay Rule.

(i)                                     General Rule.  The six-month delay rule will apply to certain payments and benefits under the Agreement if all of the following conditions are met:

(A)                               Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  Employer will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)                               Employer’s stock is publicly traded on an established securities market or otherwise.

(C)                               The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other applicable exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after Employee’s termination.

(ii)                                  Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Employee’s separation from service.

(A)                               Any delayed payment or benefit shall be paid on the date that is six months and one day after Employee’s separation from service.

(B)                               During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(C)                               Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)                               Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)                                     Interest on Delayed Payments.  If any payment is delayed by application of the six-month delay rule under Section 10(d) or a delay resulting from the application of Section 10(b)(iii) or 10(c)(iii), interest will accrue on such unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Section 1274(b)(2)(B) of the Internal Revenue Code and in effect at the date the amount would have been paid but for the six-month delay rule hereunder.

(ii)                                  Good Reason.  The definition of “Good Reason” under the Agreement, and related rules governing constructive termination not for Cause, is intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(iii)                               Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any of Employee’s beneficiaries.

(iv)                              No Acceleration.  The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Section 409A without Employee incurring a tax penalty.

(v)                                 Timing Relating to Release.  Other provisions of this Agreement (including this Section 10) notwithstanding, if Employee is obligated to execute a release, non-competition, or other agreement as a condition to receipt of a payment hereunder, Employer will supply to Employee a form of such release or other document not later than the date of Employee’s termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period in order for Employee to satisfy any such condition.  If any amount payable during a fixed period following Employee’s termination is subject to such a requirement and the fixed period would begin in one year and end in the next, Employer, in determining the time of payment of any such amount, will not be influenced by the timing of any action by Employee including execution of such a release or other document and expiration of any revocation period.  In particular, Employer will be entitled in its discretion to deposit any payment hereunder in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to Employee upon deposit but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release or other document.

(vi)                              Definition of Termination of Employment.  For purposes of this Agreement, references to “termination of employment” and all correlative terms shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h).

11.                               Remedies.  An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief to remedy any breach by Employee of such covenants and obligations, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.  Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 9.   The provisions of Sections 4, 5, 6, 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

12.                               Arbitration.  Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Avon,

Connecticut in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes.  The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.  The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney’s fees and other litigation costs.

13.                               Notices.  Any notice or request required or permitted to be given to any party will be given in writing by hand, by US mail, by facsimile, by e-mail, or by national overnight delivery service, and, excepting delivery by hand, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	Sam K. Srivastava
210 Silver Spring Road
Wilton, CT 06897

To Employer:	Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001
Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if mailed, on the third day following the day on which it is deposited in the US mail, certified or registered mail, return receipt requested, with postage prepaid, to the address above or last given in accordance with this Section, by facsimile when sent and a confirmation of receipt is received, by e-mail when sent, or upon delivery by a national overnight delivery service to the address above or last given in accordance with this Section.

14.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

15.                               Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

16.                               Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

17.                               Binding Effect.  This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives.  This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                               Employer Policies, Regulations, and Guidelines for Employees.  Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees.  These materials are general guidelines for Employee’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Employee and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 18th day of September 2013.

MAGELLAN HEALTH SERVICES, INC.
“Employee”	“Employer”

/s/ SAM K. SRIVASTAVA	By:	/s/ CASKIE LEWIS-CLAPPER
Name: Sam K. Srivastava
	Name:	Caskie Lewis-Clapper

	Title:	Chief Human Resources Officer